Exhibit 99.1
ION Wins $25 Million Patent Infringement Jury Verdict Against Sercel
Verdict Covers Multicomponent (Full-wave) Seismic Sensor Technology
HOUSTON, TX — February 1, 2010 — ION Geophysical Corporation (NYSE: IO) today announced that on January 29, 2010, the jury in a patent infringement lawsuit filed by ION against seismic equipment provider Sercel, Inc. in the United States District Court for the Eastern District of Texas returned a verdict in its favor. The jury found that Sercel infringed the ION patent and awarded ION $25.2 million in past compensatory damages. ION intends to ask the court to issue a permanent injunction to prohibit Sercel from making, using, selling, offering for sale or importing any infringing products into the United States.
The lawsuit alleged that Sercel’s 408, 428 and SeaRay digital seismic sensor units infringe ION’s United States Patent No. 5,852,242, which is incorporated in ION’s VectorSeis® sensor technology. ION products that use the VectorSeis technology include ION’s System Four®, Scorpion®, FireFly®, and VectorSeis Ocean seismic acquisition systems.
Bob Peebler, ION’s Chief Executive Officer, commented, “We are very pleased with the jury verdict. ION prides itself on its advanced technology and we believe that the verdict further demonstrates not only our resolve to vigorously defend our patents but also the strength of ION’s extensive technology portfolio.”
About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
Contacts
ION (Investor relations)
Chief Financial Officer
Brian Hanson, +1 281.879.3672